Exhibit 10.1

***Text Omitted and Filed Separately with the

Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of March 31, 2015 (the “Effective Date”), by and between NEUROCRINE BIOSCIENCES, INC., a Delaware corporation (“Neurocrine”), having an address of 12780 El Camino Real, San Diego, CA 92130, U.S., and MITSUBISHI TANABE PHARMA CORPORATION, a corporation organized under the laws of Japan (“MTPC”), having an address of 6-18, Kitahama 2-chome, Chuo-ku, Osaka 541-8505, Japan. Neurocrine and MTPC may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Neurocrine is developing its proprietary compound referred to as NBI-98854 and owns or controls certain patents, know-how and other intellectual property relating to such compound;

WHEREAS, MTPC is engaged in the research, development and commercialization of pharmaceutical products; and

WHEREAS, MTPC desires to obtain from Neurocrine, and Neurocrine desires to grant to MTPC, an exclusive license to develop, register, import, manufacture and commercialize products containing NBI-98854 in Japan, China and other Asian countries, all subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Neurocrine and MTPC hereby agree as follows:

1.	DEFINITIONS

1.1       “Affiliate” means, with respect to any party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party, but for only so long as such control exists. As used in this Section 1.1, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting share capital or other equity interest in such entity.

1.2        “Alliance Manager” has the meaning set forth in Section 3.8.

1.3        “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including MAAs) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.4        “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, or December 31.

1.5        “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

1.6        “CMC” means chemistry, manufacturing, and control.

1.7        “CMO” means contract manufacturing organization.

1.8        “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Products to customers) of Products in the Field in or outside of the MTPC Territory, including: (i) sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, and sales and distribution; (ii) scientific and medical affairs; and (iii) post-approval clinical trials. “Commercialize” and “Commercializing” have correlative meanings.

1.9        “Commercialization Plan” has the meaning set forth in Section 6.2.

1.10      “Commercialization Strategy” has the meaning set forth in Section 6.1.

1.11      “Commercially Reasonable Efforts” means, with respect to MTPC’s obligations under this Agreement with respect to Compounds and Products, those efforts and resources that are consistent with the exercise of customary scientific and business practices, as applied in the pharmaceutical industry for development, regulatory and commercialization activities conducted with respect to products at a similar stage of development or commercialization and having similar commercial potential, taking into account relative safety and efficacy, product profile, the competitiveness of the marketplace and the market potential of such products, the nature and extent of market exclusivity, including patent coverage and regulatory data protection, and price and reimbursement status. Commercially Reasonable Efforts requires that MTPC: (i) promptly assign responsibility for each such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an ongoing basis, (ii) set and seek to achieve specific and meaningful objectives for carrying out such obligation, and (iii) make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.12      “Committee” means the JSC, JDC or any subcommittee established by the JSC, as applicable.

1.13      “Compound” means (a) valbenazine (referred to by Neurocrine as NBI-98854), having the chemical structure set forth in the Letter Agreement, or (b) any other compound or derivative of valbenazine that is claimed in a Patent existing on the Effective Date and included in the list of Patents attached to the Letter Agreement.

1.14      “Compound Invention” has the meaning set forth in Section 10.1(b)(i).

1.15      “Confidential Disclosure Agreement” means that certain Confidential Disclosure Agreement between Neurocrine and MTPC dated as of March 13, 2014.

1.16      “Confidential Information” means all Know-How and other proprietary scientific, marketing, financial or commercial information or data that is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement; provided that all Neurocrine Technology will be deemed Neurocrine’s Confidential Information, all MTPC Technology will be deemed MTPC’s Confidential Information, and all Joint Inventions and Joint Patents will be deemed both Parties’ Confidential Information.

1.17      “CMO” means a third-party company who has contracted with either Party to Manufacture, or engage in Manufacturing activities, of Compound or the Product.

1.18      “Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license or a sublicense of or under such Know-How, Patents or other intellectual property rights to another Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.19      “Cost of Goods” means, with respect to any Compound or Product, the fully burdened cost and expense to manufacture or supply such Compound or Product, which means: (a) in the case of products and services acquired from Third Parties, including quality control and quality assurance services, payments made to such Third Parties; and (b) in the case of manufacturing services performed by a Party or its Affiliates, including manufacturing services to support products and services acquired from Third Parties as contemplated in subsection (a), the actual unit costs of manufacture, plus the variances and other costs specifically provided for herein. Actual unit costs shall consist of […***…], all calculated in accordance with GAAP. Direct material costs shall include the costs incurred in […***…]. Direct

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labor costs shall include the cost of: (i) […***…]; (ii) […***…]; and (iii) […***…]. Manufacturing overhead attributable to such Compound or Product shall include […***…].

1.20      “Data” means any and all scientific, technical, test, marketing or sales data pertaining to any Compound or Product that is generated by or on behalf of MTPC or its Affiliates or Sublicensees, or by or on behalf of Neurocrine or its Affiliates or, to the extent Controlled by Neurocrine, Neurocrine Collaborators, including research data, clinical pharmacology data, CMC data (including analytical, manufacturing and quality control data and stability data), pre-clinical data, clinical data or submissions made in association with an IND or MAA with respect to any Compound or Product.

1.21      “Develop” means to develop (including clinical, non-clinical and CMC development), analyze, test and conduct preclinical, clinical and all other regulatory trials for a Compound or Product, as well as all related regulatory activities and any and all activities pertaining to new indications, pharmacokinetic studies and all related activities including work on new formulations, new methods of treatment and CMC activities including new manufacturing methods. “Developing” and “Development” have correlative meanings.

1.22      “Development Plan” has the meaning set forth in Section 4.2. The initial Development Plan is attached to the Letter Agreement.

1.23      “Drug Product” has the meaning set forth in Section 7.1(a).

1.24      “EU” means the European Union.

1.25      “Excluded Claim” has the meaning set forth in Section 15.3(f).

1.26      “Executive Officers” has the meaning set forth in Section 3.5.

1.27      “Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.28      “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended; the UK Anti-Bribery Act, and all applicable local anti-bribery laws and regulations.

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1.29      “Field” means the treatment, management, prophylaxis or diagnosis of any diseases in humans.

1.30      “First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale by MTPC or any of its Affiliates or Sublicensees, or Neurocrine or any of its Affiliates or Neurocrine Collaborators, as the case may be, to a Third Party for end use or consumption of a Product in a given country in or outside of the MTPC Territory, respectively, after Regulatory Approval has been granted with respect to such Product in such country. Any sale of Product by a Party to its Affiliate or sublicensee or licensee shall not constitute a First Commercial Sale unless there is no subsequent resale of such Product by such Affiliate or sublicensee or licensee.

1.31      “GAAP” means the generally accepted accounting principles of the applicable country or jurisdiction, consistently applied, and means the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and Applicable Laws require that a Party use IFRS.

1.32      “Generic Product” means, with respect to a Product in a particular regulatory jurisdiction, any pharmaceutical product that (a) (i) contains the same active pharmaceutical ingredients as such Product, in the same formulation and dosage form as such Product and for the same route of administration as such Product and is approved by the Regulatory Authority in such country (for an indication for which such Product obtained Regulatory Approval from the applicable Regulatory Authority in such jurisdiction); or (ii) is approved by the Regulatory Authority in such country as a substitutable generic for such Product (for an indication for which such Product obtained Regulatory Approval from the applicable Regulatory Authority in such jurisdiction) on an expedited or abbreviated basis in a manner that relied on or incorporated data submitted by MTPC or its Affiliate or Sublicensee in connection with the Regulatory Approval for the Product in such jurisdiction; and (b) is sold in such jurisdiction by a Third Party that is not a Sublicensee and did not purchase such product in a chain of distribution that included any of MTPC or its Affiliates or Sublicensees.

1.33      “Global Trial” means a clinical trial designed to obtain data to be used to support filing for and obtaining Regulatory Approval of a Product in the Field in both (a) Japan and either (b) the U.S. or EU. For the avoidance of doubt, a Global Trial does not include the HD Trial.

1.34      “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.35      “HD” means chorea associated with Huntington’s Disease.

1.36      “HD Trial” means the clinical trial of a Product for HD to be conducted by Neurocrine and/or Neurocrine Collaborator to support filing for and obtaining Regulatory Approval of a Product for HD [...***...] as set forth in Section 4.3 (a).

1.37      “ICC” has the meaning set forth in Section 15.3(a).

1.38      “ICC Rules” has the meaning set forth in Section 15.3(a).

1.39      “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.40      “IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.41      “Initiation” means, with respect to a clinical trial, the first dosing of the first subject in such clinical trial.

1.42      “Inventions” means all inventions, whether or not patentable, discovered, made, conceived, or conceived and reduced to practice, in the course of activities contemplated by this Agreement.

1.43      “JCC” has the meaning set forth in Section 3.3

1.44      “JDC” has the meaning set forth in Section 3.2.

1.45      “JMC” has the meaning set forth in Section 3.1(g)

1.46      “Joint Compound Improvement Invention” means any Invention discovered, made, conceived, or conceived and reduced to practice after the Effective Date and during the Term of this Agreement jointly by one (1) or more employees or contractors of MTPC or its Affiliates and one (1) or more employees or contractors of Neurocrine which relate to the manufacture, use, formulation or composition of any Compound.

1.47      “Joint Inventions” means all Inventions discovered, made, conceived, or conceived and reduced to practice jointly by one (1) or more employees or contractors of MTPC or its Affiliates and one (1) or more employees or contractors of Neurocrine, but excluding Compound Inventions, MTPC Compound Improvement Inventions or Joint Compound Improvement Inventions, after the Effective Date and during the Term of this Agreement.

1.48      “Joint Patent” means any Patent to the extent it claims any Joint Invention.

1.49      “JSC” has the meaning set forth in Section 3.1.

1.50      “Know-How” means all technical information, know-how and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical materials, expertise and other technology applicable to formulations, compositions or

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products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical and clinical data, regulatory documents, data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof. Know-How excludes Patents.

1.51      “Letter Agreement” means that certain letter agreement of even date herewith by and between Neurocrine and MTPC, including all exhibits thereto.

1.52      “Losses” has the meaning set forth in Section 12.1.

1.53      “MAA” means a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in any country or jurisdiction.

1.54      “Manufacture” or “Manufacturing” shall mean the activities required to manufacture Compounds or Products by Neurocrine, itself or through its Affiliate or CMO, including test method development and stability testing, formulation development, process development, manufacturing scale up, process validation, the manufacturing of the starting material and quality assurance/quality control.

1.55       “Materials” has the meaning set forth in Section 4.8.

1.56       “MHLW” means the Ministry of Health, Labour and Welfare, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products in Japan.

1.57       “Milestone Event” means any event identified in Section 8.2.

1.58      “Milestone Payment” means any payment identified in Section 8.2 to be made by MTPC to Neurocrine on the occurrence of a Milestone Event.

1.59       “MTPC Compound Improvement Invention” means any Invention discovered, made, conceived, or conceived and reduced to practice after the Effective Date and during the Term of this Agreement solely by one (1) or more employees or contractors of MTPC or its Affiliates which relate to the manufacture, use, formulation or composition of any Compound.

1.60      “MTPC Data” has the meaning set forth in Section 10.1(a).

1.61      “MTPC Indemnitee” has the meaning set forth in Section 12.1.

1.62      “MTPC Know-How” means all Know-How that MTPC or its Affiliate Controls as of the Effective Date or during the Term, including the Joint Inventions, that is necessary or reasonably useful for the research, Development, manufacture, use, importation, offer for sale or sale of any Compound or Product in the Field. The MTPC Know-How includes the MTPC Data.

1.63      “MTPC Patents” means all Patents that MTPC or its Affiliate Controls as of the Effective Date or during the Term that would be infringed, absent a license or other right to practice granted under such Patents, by the research, Development, manufacture, use, importation, offer for sale or sale of any Compound or Product in the Field (considering patent applications to be issued with the then-pending claims).

1.64      “MTPC Technology” means the MTPC Know-How and the MTPC Patents, including MTPC’s interest in the Joint Inventions and Joint Patents.

1.65      “MTPC Territory” means Japan, South Korea, Taiwan, China, Indonesia, Singapore, Malaysia, Sri Lanka, Thailand, Vietnam, Hong Kong, Pakistan, Philippines, Myanmar and Brunei.

1.66      “Net Sales” means, with respect to any Product, […***…], less the following deductions [...***...], with respect to the sale or other disposition of such Product:

(a)	[…***…];

(b)	[…***…];

(c)	[…***…];

(d)	[…***…]; and

(e)	[…***…].

Such amounts shall be determined in accordance with GAAP, consistently applied.

Upon any sale or other disposition of any Product that should be included within Net Sales for any consideration other than exclusively monetary consideration on bona fide arms’-

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length terms, then for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at […***…].

In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Sales of a Product between MTPC and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party that is not Sublicensee shall be included within the computation of Net Sales.

MTPC and its Affiliates and Sublicensees shall not sell any Product in combination with or as part of a bundle with other products, or offer packaged arrangements to customers that include a Product, in such a manner as to disproportionately discount the selling price of the Product as compared with the weighted-average discount applied to the other products, as a percent of the respective list prices (or if not available, a good faith estimate thereof) of such products and the Product prior to applying the discount.

In the event a Product is sold as a part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product, during the applicable royalty reporting period, by the fraction, [...***...]. In case […***…].

1.67      “Neurocrine Collaborator” means any Third Party licensee of Neurocrine with respect to the Development and Commercialization of Compounds and Products in any country outside the MTPC Territory.

1.68      “Neurocrine Data” has the meaning set forth in Section 10.1(a).

1.69      “Neurocrine Indemnitee” has the meaning set forth in Section 12.2.

1.70      “Neurocrine Know-How” means all Know-How that Neurocrine Controls as of the Effective Date or during the Term, including the Joint Inventions, that is necessary or reasonably useful for the research, Development, manufacture, testing, use, importation, offer for sale or sale of any Compound or Product in the Field in the MTPC Territory. The Neurocrine Know-How includes the Neurocrine Data. For clarity, the Neurocrine Know-How includes the know-how and data of Neurocrine’s CMO that is necessary or reasonably useful for the manufacture of any Compound or Product; provided such Know-How is in Neurocrine’s possession and Neurocrine has the legal right to transfer such Know-How.

1.71      “Neurocrine Patents” means all Patents in the MTPC Territory that Neurocrine Controls as of the Effective Date or during the Term that would be infringed, absent a license or other right to practice granted under such Patents, by the research, Development, manufacture,

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use, importation, offer for sale or sale of any Compound or Product in the Field in the MTPC Territory (considering patent applications to be issued with the then-pending claims). The Neurocrine Patents existing as of the Effective Date are set forth in a list attached to the Letter Agreement.

1.72      “Neurocrine Technology” means the Neurocrine Know-How, information on Manufacturing, the Neurocrine Patents, including Neurocrine’s interest in the Joint Inventions and Joint Patents, and the MTPC Compound Improvement Inventions and Joint Compound Improvement Invention.

1.73      “Patents” means (a) all national, regional and international patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.74      “Phase 1 Clinical Trial” means a clinical trial in any country conducted in a small number of human volunteers designed or intended to establish an initial safety profile, pharmacodynamics, or pharmacokinetics of a Compound or Product.

1.75      “Phase 2 Clinical Trial” means a clinical trial of a Compound or Product in human patients in any country to determine initial efficacy and dose range finding before embarking on a Phase 3 Clinical Trial.

1.76      “Phase 3 Clinical Trial” means a pivotal clinical trial of a Compound or Product in human patients in any country with a defined dose or a set of defined doses of a Product designed to ascertain efficacy and safety of such Compound or Product for the purpose of submitting applications for Regulatory Approval to the competent Regulatory Authority.

1.77      “PMDA” means the Pharmaceuticals and Medical Devices Agency or any successor thereto.

1.78      “Pricing and Reimbursement Approval” means, with respect to a Product, the approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Product, as required in a given country or jurisdiction prior to sale of such Product in such jurisdiction.

1.79      “Product” means any pharmaceutical product containing a Compound as an active ingredient, alone or in combination with one (1) or more other active pharmaceutical ingredients (“Combination Product”), in any dosage form or formulation.

1.80      “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international governmental organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.

1.81      “Regulatory Approval” means any and all approvals, licenses, registrations, permits, notifications and authorizations (or waivers) of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of a Product in any country or jurisdiction.

1.82      “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of pharmaceutical products in a given jurisdiction, including the MHLW and PMDA in Japan. For countries where governmental approval is required for pricing or reimbursement for a pharmaceutical product to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority shall also include any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.83      “Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications and authorizations (or waivers) with respect to the testing, Development, manufacture or Commercialization of any Compound or Product made to or received from any Regulatory Authority in a given country, including any INDs and MAAs.

1.84      “Royalty Term” has the meaning set forth in Section 8.3(b).

1.85      “Safety Data” means Data related solely to any adverse drug experiences and serious adverse drug experience as such information is reportable to Regulatory Authorities in or outside the MTPC Territory. Safety Data also includes “adverse events”, “adverse drug reactions” and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

1.86      “SEC” means the U.S. Securities and Exchange Commission, or any successor entity.

1.87      “Sublicensee” means a Third Party to whom MTPC grants a sublicense to research, Develop, make, have made, use, import, promote, offer for sale or sell any Compound or Product in the Field in the MTPC Territory (either independently from or in cooperation with MTPC), beyond the mere right to purchase Products from MTPC and its Affiliates. In no event shall Neurocrine or any of its Affiliates be deemed a Sublicensee.

1.88      “Supply Agreement” has the meaning set forth in Section 7.2(a).

1.89      “Tax Withholding Avoidance Documents” has the meaning set forth in Section 8.1.

1.90      “TD” means neuroleptic-induced or dopamine receptor antagonist-induced tardive dyskinesia.

1.91      “Term” has the meaning set forth in Section 14.1.

1.92      “Third Party” means any entity other than Neurocrine or MTPC or an Affiliate of Neurocrine or MTPC.

1.93      “U.S.” means the United States of America, including its territories and possessions and the District of Columbia.

1.94      “Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a pending patent application that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

2.	GRANT OF LICENSES

2.1        Licenses Granted to MTPC. Subject to the terms and conditions of this Agreement, Neurocrine hereby grants to MTPC, during the Term:

(a)      an exclusive (even as to Neurocrine, except as expressly set forth herein), royalty-bearing license, with the right to grant sublicenses as provided in Section 2.2, under the Neurocrine Technology to research, Develop, make, have made, use and import Compounds and Products in the Field and in the MTPC Territory and to promote, offer for sale and sell Products in the Field and in the MTPC Territory, which license includes the rights (i) to incorporate Neurocrine Data in Regulatory Filings with Regulatory Authorities in the MTPC Territory or in commercialization materials and (ii) to cross-reference Regulatory Filings Controlled by Neurocrine outside the MTPC Territory, in each case (i) and (ii) solely for the purposes of (A) obtaining Regulatory Approval for Products in the Field in the MTPC Territory or (B) supporting commercialization activities; and

(b)      a non-exclusive, royalty-bearing license, with the right to grant sublicenses as provided in Section 2.2, under the Neurocrine Technology to make and have made Compounds and Products outside the MTPC Territory solely for the purpose of exercising the license granted in Section 2.1(a).

2.2        Sublicenses. MTPC shall have the right to grant sublicenses under the licenses granted in Section 2.1 (i) to any Affiliate with the prior written notice to Neurocrine, and (ii) to any Third Party in the MTPC Territory with the prior written consent of Neurocrine, which consent shall be made or denied by Neurocrine within […***…] of MTPC’s written request, otherwise such consent shall be deemed to have been given, solely for the purpose of exercising the license granted in Section 2.1. All sublicenses granted under the licenses granted in Section 2.1 shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement. MTPC shall ensure that each agreement with a Sublicensee grants Neurocrine all rights with respect to Data, Inventions and Regulatory Filings made or generated by such Sublicensee as if such Data, Inventions and Regulatory Filings were made or generated by MTPC. MTPC shall be responsible for the compliance of its Affiliates and Sublicensees with the terms and conditions of this Agreement. When MTPC requests Neurocrine’s consent to any sublicense, MTPC shall provide Neurocrine with a full and complete copy of such sublicense agreement. MTPC may redact from the copy of the sublicense agreement any financial terms and other conditions therein which shall not be necessary to verify the compliance with the terms and conditions of this Agreement. Within […***…] after entering into any such sublicense, MTPC shall deliver a fully executed and redacted copy of the agreement to Neurocrine.

2.3        Licenses Granted to Neurocrine. Subject to the terms and conditions of this Agreement, MTPC hereby grants to Neurocrine:

(a)      An exclusive (even as to MTPC, except as expressly set forth herein and to the extent permitted by the law of any country in the MTPC Territory other than Japan), royalty-free, fully-paid, irrevocable, perpetual license, with the right to sublicense through multiple tiers, under the MTPC Technology to research, Develop, make, have made, use and import Compounds and Products in the Field outside the MTPC Territory and to promote, sell and offer for sale Products in the Field outside the MTPC Territory, which license includes the rights (i) to incorporate MTPC Data in Regulatory Filings with Regulatory Authorities outside the MTPC Territory and (ii) to cross-reference Regulatory Filings Controlled by MTPC in the MTPC Territory, in each case solely for the purpose of obtaining Regulatory Approval for Products in the Field outside the MTPC Territory; and

(b)      a non-exclusive, royalty-free, fully-paid, irrevocable, perpetual license, with the right to sublicense through multiple tiers, under the MTPC Technology to make and have made Compounds and Products in the MTPC Territory solely for the purpose of exercising the license granted in Section 2.3(a) and the reserved rights in Section 2.4

2.4        Reserved Rights. Neurocrine hereby expressly reserves (a) all rights to practice, and to grant licenses under, the Neurocrine Technology outside of the scope of the licenses granted in Section 2.1, for any and all purposes, (b) the right to conduct all activities to be conducted by Neurocrine as contemplated by this Agreement, including activities (if any) under the Development Plan, and as contemplated by the Supply Agreement and (c) the non-exclusive right to make and have made Compounds and Products in the MTPC Territory for the purpose of researching, Developing, making, having made, using and exporting Compounds and Products in

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the Field outside the MTPC Territory and promoting, selling and offering for sale Products in the Field outside the MTPC Territory. Subject only to the rights expressly granted under Section 2.3, MTPC hereby expressly reserves all rights to practice, and to grant licenses under, the MTPC Technology for any and all purposes.

2.5        No Implied Licenses; Negative Covenant. Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How or other intellectual property owned or controlled by the other Party. Neither Party shall, nor shall it permit any of its Affiliates or sublicensees to, practice any Patents or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

2.6        Disclosure of Know-How. Neurocrine shall, without additional compensation, disclose and make available to MTPC, in whatever form MTPC may reasonably request (including by providing copies thereof), all Neurocrine Know-How (i) that is in existence as of the Effective Date, promptly after the Effective Date and (ii) that comes into existence after the Effective Date and that was not previously provided to MTPC, promptly after the earlier of the development, making, conception or reduction to practice of such Neurocrine Know-How. MTPC shall and shall cause its Affiliates to, without additional compensation, disclose and make available to Neurocrine, in whatever form Neurocrine may reasonably request (including by providing copies thereof), any MTPC Know-How not previously provided to Neurocrine, promptly after the earlier of the development, making, conception or reduction to practice of such MTPC Know-How.

2.7        Data Access. In any agreement entered into by Neurocrine after the Effective Date with a Neurocrine Collaborator, if such Neurocrine Collaborator is involved in generation of Data, Neurocrine shall use commercially reasonable efforts to require that such Neurocrine Collaborator allow Neurocrine to provide MTPC access to and the right to use all such Data generated by such Neurocrine Collaborator, without additional compensation, to the extent that such Data is reasonably useful for Development or Commercialization of Compounds and Products in the Field for the MTPC Territory, including preparation and filing of MAAs for a Product with the applicable Regulatory Authorities in the MTPC Territory, in accordance with this Agreement. If Neurocrine is unable, after using commercially reasonable efforts, to require that any such Neurocrine Collaborator allow Neurocrine to provide MTPC access to all such Data generated by such Neurocrine Collaborator, then notwithstanding Section 2.3, Neurocrine shall not have the right to provide and to grant a sublicense with respect to all MTPC Data to such Neurocrine Collaborator. Notwithstanding the foregoing, Neurocrine shall require each Neurocrine Collaborator to allow Neurocrine to provide to MTPC access and the right to use all Data related to Compounds and Products that is (i) Safety Data or (ii) otherwise necessary to be provided to any Regulatory Authority in the MTPC Territory in connection with the Development and Commercialization of Compounds and Products in the Field in the MTPC Territory and shall only provide to such Neurocrine Collaborator that MTPC Data that is either (a) Safety Data or (b) otherwise necessary to be provided to any Regulatory Authority outside the MTPC Territory in connection with the Development and Commercialization of Compounds and Products in the Field outside the MTPC Territory.

3.	GOVERNANCE

3.1        Joint Steering Committee. Promptly after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of an equal number of senior officers of each Party (initially three (3)) to oversee and guide the strategic direction of the collaboration of the Parties under this Agreement. The JSC shall in particular:

(a)	[…***…];

(b)	[…***…];

(c)	[…***…];

(d)	[…***…];

(e)	[…***…];

(f)	[…***…]

(g)	[…***…]; and

(h)	[…***…].

3.2        Joint Development Committee. Promptly after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or the “JDC”), composed of three (3) representatives of each Party, to review and discuss the Development of Compounds and Products in the Field in the MTPC Territory (and if applicable pursuant to Section 4.3, outside the MTPC Territory for the purpose of Regulatory Approval in the MTPC Territory), at the operational level. Each JDC representative shall have knowledge and expertise in the clinical development of products similar to Products. The JDC shall in particular:

(a)	[…***…]

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[…***…];

(b)	[…***…];

(c)	[…***…];

(d)	[…***…];

(e)	[…***…]; and

(f)	[…***…].

3.3        Joint Commercialization Committee. At a time to be determined by the JSC but in no event later than the commencement of the first filing of an MAA in the MTPC Territory, the Parties shall establish a joint commercialization committee (the “Joint Commercialization Committee” or the “JCC”), composed of three (3) representatives of each Party, to monitor and discuss the Commercialization of Products in the Field at the operational level. Each JCC representative shall have knowledge and expertise in the commercialization of products similar to Products. The JCC shall in particular:

(a)	[…***…];

(b)	[…***…];

(c)	[…***…];

(d)	[…***…]; and

(e)	[…***…].

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3.4        Committee Membership and Meetings.

(a)      Committee Members. Each Committee representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the applicable Committee’s responsibilities. Each Party may replace its representatives on any Committee on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its Committee members. Each Party shall appoint one (1) of its representatives on each Committee to act as a co-chairperson of such Committee. The co-chairpersons shall jointly prepare and circulate agendas to Committee members at least […***…] before each Committee meeting and shall direct the preparation of reasonably detailed minutes for each Committee meeting, which shall be approved by the co-chairpersons and circulated to Committee members within […***…] of such meeting.

(b)      Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every […***…], unless otherwise agreed by the Parties. Upon reasonable written request by any Party to hold ad-hoc meetings, both Parties agree to schedule such ad-hoc meetings within a reasonable time frame. Meetings of any Committee may be held in person, or by audio or video teleconference; provided that unless otherwise agreed by both Parties, at least […***…] for each Committee shall be held in person, and all in-person Committees shall be held at locations alternately selected by the Parties. Each Party shall be responsible for all of its own expenses of participating in any Committee meetings. No action taken at any meeting of a Committee shall be effective unless at least one representative of each Party is participating.

(c)      Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the Committee meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide at least […***…] prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

3.5        Decision-Making. All decisions of each Committee shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, JCC or another subcommittee of the JSC, the representatives of the Parties cannot reach an agreement as to such matter within […***…] after such matter was brought to such Committee for resolution, such disagreement shall be referred to the JSC for resolution. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter within [...***...] after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, such disagreement shall be referred to the Chief Executive Officer of Neurocrine and the Chief Executive Officer of MTPC or its designee (collectively, the “Executive Officers”) for resolution as follows:

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(a)      If […***…], then the Executive Officers shall discuss in good faith a resolution of the matter that addresses both MTPC’s objectives and Neurocrine’s concern for worldwide Development and Commercialization of Products, and if the Executive Officers cannot resolve such matter within […***…] after such matter has been referred to them, the Chief Executive Officer of […***…] shall be entitled to make the final decision; provided that such decision shall be made in good faith […***…].

(b)      If […***…], then the Executive Officers shall discuss in good faith a resolution of the matter, and if the Executive Officers cannot resolve such matter within […***…] after such matter has been referred to them, the Chief Executive Officer of […***…] shall be entitled to make the final decision; provided that such decision shall be made in good faith […***…].

3.6        Limitations on Authority. Each Committee shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, no Committee will have the power to amend this Agreement, and no decision of a Committee may be in contravention of any terms and conditions of this Agreement.

3.7        Withdrawal. At any time during the Term and for any reason, Neurocrine shall have the right to withdraw from participation in any Committee upon written notice to MTPC, which notice shall be effective immediately upon receipt (“Withdrawal Notice”). Following the issuance of a Withdrawal Notice and subject to this Section 3.7, Neurocrine’s representatives to the applicable Committee shall not participate in any meetings of such Committee. If, at any time following the issuance of a Withdrawal Notice, Neurocrine wishes to resume participation in the applicable Committee, Neurocrine shall notify MTPC in writing, and thereafter, Neurocrine’s representatives to such Committee shall be entitled to attend any subsequent meeting of such Committee and to participate in the activities of, and decision-making by, such Committees as provided in this Article 3 as if a Withdrawal Notice had not been issued by Neurocrine. Following Neurocrine’s issuance of a Withdrawal Notice, unless and until Neurocrine resumes participation in the applicable Committee in accordance with this Section 3.7(a) all meetings of the applicable Committee will be held at MTPC’s facilities; and (b) Neurocrine shall have the right to continue to receive the minutes of such Committee meetings, but shall not have the right to approve the minutes for any meeting of such Committee held after Neurocrine’s issuance of a Withdrawal Notice.

3.8        Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager shall be responsible for alliance management between the Parties on a day-to-day basis throughout the Term. Each Alliance Manager shall be permitted to attend meetings of the JSC and other Committees as appropriate as non-voting participants. The Alliance Managers

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shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JSC and its subcommittees.

4.	DEVELOPMENT

4.1        Development Responsibilities.

  (a)    Development in the MTPC Territory. Subject to the terms and conditions of this Agreement, MTPC (itself and with its Affiliates and Sublicensees, as applicable) shall be responsible, at its sole cost and expense, for all Development of Compounds and Products, including all clinical trials, formulation studies and regulatory activities, that are necessary for or otherwise support obtaining and maintaining Regulatory Approval solely in the MTPC Territory. MTPC may reasonably request that Neurocrine conduct or assist MTPC with certain of such Development activities on MTPC’s behalf. If Neurocrine agrees to conduct or assist with any such activities, the Parties shall amend the Development Plan accordingly, and MTPC shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by Neurocrine to conduct such activities in accordance with the Development Plan provided that items and costs of such Development activities shall be discussed and agreed upon in advance between the Parties. For clarity, such Development activities which MTPC may request Neurocrine, itself or through any Affiliate or CMO, to conduct shall include Manufacturing activities which may be required for Regulatory Approval solely in the MTPC Territory.

  (b)    Development Outside the MTPC Territory. Subject to Section 4.3, Neurocrine (itself and with its Affiliates and Neurocrine Collaborators, as applicable) shall be responsible, at its sole cost and expense, for all Development of Compounds and Products that support obtaining and maintaining Regulatory Approval outside the MTPC Territory. Neurocrine, itself or through an Affiliate or Neurocrine Collaborators, may conduct all such activities in its sole discretion.

4.2        Development Plan. MTPC shall conduct all Development of Compounds and Products in the Field in the MTPC Territory in accordance with a comprehensive development plan (as amended in accordance with this Agreement, the “Development Plan”), the initial version of which has been agreed by the Parties and is attached to the Letter Agreement. The Development Plan will include Development of a Product for HD and TD in the MTPC Territory (unless Development of either such indication is terminated in accordance with the terms of this Agreement). The Parties intend that the Development Plan will include detailed descriptions of each clinical trial described therein; including the design, enrollment criteria, endpoints and protocols thereof, as well as the regulatory strategy for Products throughout the MTPC Territory, and MTPC will include all such information in the Development Plan when available. From time to time, but at least […***…], MTPC will update the Development Plan and submit such updated plan to the JDC for review and discussion. The JDC will then submit the Development Plan to the JSC for review, discussion and approval.

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4.3        Joint Development.

  (a)    HD Trial. The Parties acknowledge that patient recruitment for clinical trials necessary for Regulatory Approval of a Product for HD in Japan may be unreasonably difficult, and that it might be in the best interests of the Commercialization of a Product in the MTPC Territory to instead use data from a HD Trial to obtain such Regulatory Approval. Promptly after the Effective Date, MTPC shall consult with PMDA with respect to the design and enrollment criteria for any clinical trials necessary to obtain Regulatory Approval of a Product for HD in Japan. MTPC shall promptly notify Neurocrine of the outcome of such consultation. Neurocrine and MTPC shall discuss in good faith and mutually agree on the study design, protocol and cost of the HD Trial prior to the initiation of the HD Trial by Neurocrine. Neurocrine shall initiate the HD Trial no later than […***…]. MTPC shall update the Development Plan to include the HD Trial according to consultation by Neurocrine. Neurocrine shall conduct, at its own cost and expense, the HD Trial in accordance with the Development Plan; provided that […***…].

  (b)    Global Trials. If the Parties agree to conduct a Global Trial, then the Parties and, if applicable, the relevant Neurocrine Collaborators shall discuss in good faith and determine the terms under which the Parties will conduct such Global Trial, including the allocation between the Parties of costs and expenses, decision-making process and authority for trial design and protocols, management of budget overages, allocation of Development activities and responsibilities and data sharing procedures. Neurocrine shall determine, in its sole discretion, whether and to what extent it participates in any cost-sharing or other activities related to Global Trials. Upon agreement, the Parties shall enter into a written agreement setting forth all such agreed terms.

4.4        Conduct of Development Activities. MTPC shall Develop Compounds and Products in the Field in the MTPC Territory in compliance with all Applicable Laws, including the FCPA and good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted. Neurocrine shall perform its obligations under this Agreement in compliance with all Applicable Laws, including the FCPA and good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted.

4.5        Records and Updates. MTPC shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of MTPC in the performance of Development activities pursuant to this Agreement. MTPC shall keep the JSC regularly

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informed of the status of all Development activities with respect to Compounds and Products in the Field in the MTPC Territory conducted by it pursuant to this Agreement. Without limiting the foregoing, at least [...***...], MTPC shall provide the JSC with summaries in reasonable detail of all data and results generated or obtained in the course of MTPC’s and its Affiliates’ and Sublicensees’ performance of activities with respect to Compounds and Products in the Field in the MTPC Territory. Neurocrine shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of Neurocrine in the performance of Development activities requested by MTPC pursuant to this Agreement. Neurocrine shall keep the JSC regularly informed of the status of all Development activities with respect to Compounds and Products outside the MTPC Territory conducted by it pursuant to this Agreement. Without limiting the foregoing, at least [...***...] Neurocrine shall provide the JSC with summaries in reasonable detail of all data and results generated or obtained in the course of Neurocrine’s and its Affiliates’ and Collaborators’ performance of Development activities requested by MTPC pursuant to this Agreement with respect to Compounds and Products outside the MTPC Territory.

4.6        Development Diligence. MTPC shall use Commercially Reasonable Efforts to Develop, file MAAs and, as applicable, seek Pricing and Reimbursement Approval for and seek and maintain Regulatory Approval for Products in the Field throughout the MTPC Territory. MTPC shall conduct all such activities in accordance with the Development Plan.

4.7        Use of Subcontractors. MTPC may perform its Development activities under this Agreement through one or more subcontractors, provided that (a) MTPC will remain responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself; (b) each subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 13, and (c) each subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work. For clarity, any intellectual property owned, developed or licensed by, or on behalf of such subcontractor, prior to, or independent of, subcontractor’s performance of any such work shall be subcontractor’s property and shall not assign to MTPC. MTPC may also subcontract work on terms other than those set forth in this Section 4.7 with the prior approval of the JDC.

4.8        Materials Transfer. In order to facilitate the Development activities contemplated by this Agreement, either Party may provide to the other Party certain biological materials or chemical compounds Controlled by the supplying Party (collectively, “Materials”) for use by the other Party in furtherance of such Development activities. Except as otherwise provided for under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in furtherance of the Development activities conducted in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party, except for subcontractors, without the prior written consent of the supplying Party, and will be used in compliance with all Applicable Laws. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT

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LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

5.	REGULATORY ACTIVITIES

5.1        Conduct of Regulatory Activities. MTPC shall be solely responsible for formulating regulatory strategy and for preparing, filing, obtaining and maintaining Regulatory Approvals for Products in the Field in the MTPC Territory. MTPC, its Affiliate or Sublicensee shall be the holder of all Regulatory Approvals for Products in the Field in the MTPC Territory and shall have responsibility for interactions with Regulatory Authorities with respect to Products in the Field in the MTPC Territory. MTPC shall consult with Neurocrine through the JDC regarding, and keep Neurocrine regularly informed of, the preparation, Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to Products in the Field in the MTPC Territory. In addition, MTPC shall promptly provide Neurocrine with copies of any material documents, information and correspondence received from a Regulatory Authority with an English summary thereof and, upon reasonable request by Neurocrine, with copies of any other documents, reports and communications from or to any Regulatory Authority relating to Compounds, Products or activities under this Agreement, with an English summary thereof. Except as agreed otherwise by the Parties under Section 4.3, MTPC shall bear all expenses it incurs to conduct all regulatory activities in the MTPC Territory under this Agreement.

5.2        Neurocrine Activities. Neurocrine agrees to keep MTPC informed of the preparation, Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to Products in the Field outside the MTPC Territory. In addition, Neurocrine shall, upon reasonable request by MTPC, promptly provide MTPC with copies of any material documents, information and correspondence received from a Regulatory Authority outside the MTPC Territory in Neurocrine’s possession and Neurocrine has the legal right to transfer. In the event that Neurocrine Data shall be incorporated in the Regulatory Filing to obtain Regulatory Approvals in MTPC Territory, Neurocrine shall promptly provide MTPC copies of any modification, correction and revision of such Neurocrine Data to fulfill MTPC’s obligation in Development and Regulatory Approval in the MTPC Territory. In addition, in such case, Neurocrine shall retain any records relating to or supporting for such Neurocrine Data incorporated in the Regulatory Filing in the MTPC Territory as long as any Regulatory Agency in the MTPC Territory requires MTPC, its Affiliates or Sublicensees to keep such records. Upon MTPC’s reasonable request, Neurocrine shall assist MTPC to fulfill the requirements of any Regulatory Agency in the MTPC Territory related to Neurocrine Data incorporated in the Regulatory Filing in the MTPC Territory, and MTPC shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by Neurocrine to conduct such activities, provided that items and costs of such activities shall be discussed and agreed upon in advance between the Parties.

5.3        Inspections and Audits.

 (a)    By Regulatory Authorities. In the event of MTPC receives any correspondence, inquiry or request for an inspection or audit from a Regulatory Authority which relates to Neurocrine Data, MTPC shall promptly notify Neurocrine of such correspondence, inquiry or request of any inspection or audit. Neurocrine shall cooperate with MTPC in responding to such correspondence, inquiry or any inspection or audit concerning any of Neurocrine Data , and MTPC shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by Neurocrine to conduct such activities.

 (b)    By MTPC. In the event that Neurocrine Data shall be incorporated in the Regulatory Filing to obtain Regulatory Approvals in MTPC Territory, Neurocrine shall permit MTPC’s authorized representatives to conduct a reasonable examination or quality inspection of such Neurocrine Data.

5.4        Adverse Event Reporting; Pharmacovigilance Agreement. As between the Parties: (a) Neurocrine shall be responsible for the timely reporting of all quality, complaints and Safety Data relating to Compounds and Products to the appropriate Regulatory Authorities outside the MTPC Territory; and (b) except as otherwise agreed in writing by the Parties, MTPC shall be responsible for the timely reporting of all quality, complaints and Safety Data relating to Compounds and Products to the relevant Regulatory Authorities in the MTPC Territory, in each case in accordance with Applicable Laws of the relevant countries and Regulatory Authorities. The Parties shall cooperate with each other with respect to their respective pharmacovigilance responsibilities, and each Party shall be solely responsible for costs relating to its respective pharmacovigilance responsibilities, unless agreed otherwise by the Parties in writing. The Parties shall negotiate in good faith and enter into, in timely manner, a mutually acceptable pharmacovigilance agreement with respect to the Compound and Product. Unless otherwise mutually agreed, such pharmacovigilance agreement shall cover the exchange of safety information and appropriate management of pharmacovigilance activities to fulfill all legal and regulatory requirements both inside and outside of the MTPC Territory.

6.	COMMERCIALIZATION

6.1        Commercialization. MTPC shall have the exclusive right to Commercialize Products in the Field in the MTPC Territory during the Term, subject to the terms and conditions of this Agreement. Without limiting the foregoing, during the Term, MTPC will have the exclusive right and responsibility for the following with respect to Products in the Field in the MTPC Territory: (a) establishing the Commercialization (including marketing) strategy and tactics (the “Commercial Strategy”); (b) establishing pricing and reimbursement; (c) managed care contracting; (d) receiving, accepting and filling orders; (e) distribution to customers; (f) controlling invoicing, order processing and collecting accounts receivable for sales; and (g) recording sales in its books of account for sales.

6.2        Commercialization Plan. […***…], MTPC shall prepare a preliminary, non-binding commercialization plan for the marketing, promotion and pricing of Products in the Field in the MTPC Territory during the […***…] after First Commercial

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Sale in the MTPC Territory. […***…], MTPC shall prepare a non-binding plan for the marketing, promotion and pricing of Products in the Field in such country during the […***…] after First Commercial Sale in such country, which plan shall be reasonable in scope and detail and may be amended by MTPC (the “Commercialization Plan” for such country). MTPC shall update each Commercialization Plan on a yearly basis in connection with royalty payments under Section 9.1 (to cover the subsequent […***…]) and shall promptly provide each such update and any material amendments to each Commercialization Plan to Neurocrine through the JCC. Without limiting the provisions of this Section 6.2, through the JCC, MTPC shall regularly consult with and provide updates to Neurocrine regarding the Commercial Strategy and Commercialization of Products in the Field in the MTPC Territory.

6.3        Diligence. During the Term, MTPC shall use Commercially Reasonable Efforts to market, promote and otherwise Commercialize a Product in the Field throughout the MTPC Territory. Without limiting the foregoing, MTPC shall use Commercially Reasonable Efforts to achieve First Commercial Sale of a Product in each country in the MTPC Territory within a reasonable time […***…].

7.	MANUFACTURE AND SUPPLY

7.1        Development Supply.

 (a)    Obligations. Neurocrine, itself or through any Affiliate or CMO, shall supply all of MTPC’s, its Affiliates’ and Sublicensees’ requirements of Compounds and Products, including matched placebo, in the form of drug product (“Drug Product”), or in the form of bulk Compound (“API”) if MTPC requests, for all Development of Compounds and Products in the Field in the MTPC Territory, pursuant to a separate supply agreement to be entered into between the Parties (the “Development Supply Agreement”), along with a quality agreement, reasonably in advance of anticipated first development supply of API or Drug Product in the MTPC Territory. Unless agreed otherwise by the Parties, MTPC shall use all API or Drug Product supplied by Neurocrine under this Section 7.1 solely to conduct Development in the Field in the MTPC Territory in accordance with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, at any time MTPC may elect to manufacture Compounds and Products itself for its Development use in the MTPC Territory, provided that MTPC shall remain responsible for payment for supply of all API or Drug Product under outstanding purchase orders submitted to Neurocrine.

 (b)    Price. All Drug Product supplied by Neurocrine for Development use will be supplied at a price of (i) […***…] and (ii) […***…] and (iii) a price corresponding to the above (i) and (ii) in case of Drug Product in strength other than […***…]. Neurocrine will invoice MTPC within […***…] after the acceptance of each shipment of Drug Product or API is notified by MTPC pursuant to the Section 7.1(e), and MTPC will pay each such invoice within […***…] after receipt thereof. The price of such API and Drug Product may be changed due to an unexpected cost increase, such as a substantial increase of the raw materials costs. In such case,

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Neurocrine shall notify MTPC of the proposed changed price and reason for such change and the Parties shall agree in good faith to be supplied at the updated Neurocrine’s Cost of Goods.

 (c)    Forecasting and Ordering. As soon as practicable after the Effective Date, MTPC shall provide Neurocrine with forecasts of MTPC’s purchase orders for API and Drug Product for Development use, which may be placed for the initial […***…] after the Effective Date, and thereafter, MTPC will provide Neurocrine with non-binding forecasts of MTPC’s subsequent purchase orders for Drug Product and API for Development use […***…] prior to the estimated date of placing each such purchase order. Upon receipt of MTPC’s non-binding forecast above, Neurocrine shall confirm whether the stock of API which can be allocated for anticipated MTPC’s purchase orders and shall provide the forecast of the stock of API for MTPC’s use for the following […***…], then notify of such availability or non-availability and forecast of such API stock to MTPC. The purchase orders for Development use shall be placed to allow no less than […***…] in case of Drug Product and […***…] in case of API lead time prior to the delivery dates specified in such purchase orders, and Neurocrine will use commercially reasonable efforts to comply with the requested delivery dates. In the event there is no API available to manufacture Drug Product, purchase orders for Drug Product for Development use shall be placed to allow no less than […***…] lead time prior to the delivery dates in the purchase order. Purchase orders for Drug Product and API for Development use will be non-cancelable. The JDC or the JMC (if and when the JMC is formed) shall coordinate the forecasting, ordering and supply of API and Drug Product under this Section 7.1.

 (d)    Compliance. Neurocrine, itself or through its Affiliate or CMO, shall manufacture Drug Product or API in compliance with all Applicable Laws and in accordance with such appropriate quality, specifications and test methods, formula and manufacturing process as specified by mutual written agreement of Neurocrine and MTPC, which may not be changed by Neurocrine without prior written consent of MTPC, except as may be required by any Regulatory Authorities. MTPC shall not use Drug Product or API that to MTPC’s knowledge does not meet the then-prevailing quality, specifications and test methods, formula and manufacturing process.

 (e)    Acceptance. MTPC shall confirm the quality of the Drug Product or API delivered by Neurocrine’s CMOs conforms to the specifications and shall use the testing method specified by mutual agreement of Neurocrine and MTPC. In case that any quantity of Drug Product or API supplied by Neurocrine’s CMOs hereunder does not, at the time of delivery, conform to the then-prevailing specifications, Neurocrine shall at its own cost replace such quantity of the Drug Product or API with material of the quality specified in such specifications, and MTPC shall at Neurocrine’s option and expense return to Neurocrine or its CMO or dispose of such quantity of the Drug Product or API that failed to meet such specifications; provided, however, that MTPC shall have notified Neurocrine, within […***…] from receipt of the applicable Drug Product or API of the failure of such quantity to meet the specifications and in any event before MTPC uses such Drug Product or API for any purpose. If MTPC notifies Neurocrine within such […***…] that the Drug Product or API does not conform to the specifications, Neurocrine may have the relevant Drug Product or API tested by an appropriate independent laboratory reasonably acceptable to MTPC to determine finally whether or not the Drug Product or API conforms to its specifications. The results of such test

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carried out by the laboratory shall be binding upon the Parties. The expenses of the laboratory will be borne by the Party against which the laboratory rules. ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE SPECIFICALLY DISCLAIMED BY NEUROCRINE AND EXCLUDED FROM THE TERMS OF SALE OF THE DRUG PRODUCT OR API.

(f)    Responsibility of Quality. Neurocrine shall perform and have sole responsibility for all quality tests on API and Drug Product manufactured by Neurocrine or Neurocrine’s CMO. Neurocrine shall prepare, maintain and retain all required documents, data and retained sample including batch record, certificate of analysis, GMP statement and TSE statement, relating to the Manufacturing of API and Drug Product in accordance with the Applicable Law and regulations and shall, upon request of MTPC, furnish MTPC with copies of those documents and data. For avoidance of doubt, MTPC may perform, in its sole discretion, such quality tests on API and Drug Product Manufactured by Neurocrine or Neurocrine’s CMO upon its receipt according to the test methods to be transferred by Neurocrine.

7.2        Commercial Supply.

(a)    Supply Agreement. Unless and until elected otherwise by MTPC, Neurocrine, itself or through its Affiliate or CMO, shall manufacture and supply MTPC’s, its Affiliates’ and Sublicensees’ requirements for Compounds and Products, either as (i) API or (ii) Drug Product, for commercial use in the MTPC Territory, pursuant to a separate supply agreement to be entered into between the Parties (the “Supply Agreement”), along with a quality agreement, reasonably in advance of anticipated First Commercial Sale of Product in the MTPC Territory. Pursuant to the Supply Agreement, Neurocrine will supply either API or Drug Product at a transfer price of (i) […***…] and (ii) […***…] and (iii) a price corresponding to the above (i) and (ii) in case of Drug Product in strength other than […***…] per capsule. The transfer price may be changed due to unexpected cost increase, such as substantial increase of the raw material or other costs. In such case, Neurocrine shall notify MTPC of the proposed changed transfer price and reason for such change and the Parties shall agree with the revision of the transfer price in good faith. […***…], then the Parties shall negotiate in good faith and agree with the revision of the transfer price. MTPC shall be solely responsible for formulating API supplied by or on behalf of Neurocrine (if so supplied) into Drug Product and for packaging and labeling such Drug Product manufactured by MTPC, or Drug Product supplied by or on behalf of Neurocrine, as the case may be, for commercial use in the Field in the MTPC Territory.

(b)    MTPC’s Manufacture and Transition. Notwithstanding Section 7.2(a), at any time, MTPC may assume responsibility for manufacturing and supplying API or Drug Product for commercial use in the MTPC Territory; provided that MTPC shall notify Neurocrine at least […***…] prior to its anticipated establishment of such supply and keep Neurocrine reasonably informed of its progress in establishing such supply. Upon such notice, Neurocrine and MTPC will in good faith prepare and agree on a schedule and plan pursuant to which MTPC (directly or through its Affiliate or CMOs) will assume such manufacturing responsibility.

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For clarity, in case MTPC assumes the manufacturing and supplying API or Drug Product, Neurocrine shall not unreasonably refuse MTPC to right to use the CMO (including the CMO for the manufacturing of the starting material) that is the same as the one Neurocrine used to manufacture API or Drug Product. The Parties agree to discuss in good faith a joint purchasing arrangement, to the extent permitted by Applicable Law.

7.3        Formulation Activities. If MTPC desires to use a different formulation of Drug Product, in connection with Development or Commercialization of Compounds and Products in the Field in the MTPC Territory, from the one that Neurocrine is developing and using as of the Effective Date, MTPC shall be solely responsible for all related formulation and process development activities. In no event will Neurocrine be obligated to supply API or Drug Product under this Agreement or the Supply Agreement in a different formulation from the one that Neurocrine is developing and using as of the Effective Date, provided that Neurocrine shall provide MTPC with reasonable support and assistance at MTPC’s reasonable request provided […***…] advance notice is provided to Neurocrine. MTPC shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by Neurocrine to conduct such activities, provided that items and costs of such activities shall be discussed and agreed upon in advance between the Parties.

7.4        Technical Transfer. Upon reasonable request from MTPC, Neurocrine shall forthwith and cooperate with MTPC or its designated manufacturer and provide MTPC or its designated manufacturer with technical assistance, with respect to Neurocrine Technology in order to enable MTPC to use such Neurocrine Technology to manufacture and produce the API and Drug Product. Neurocrine shall use commercially reasonable efforts to complete such technical transfer within […***…] after such request. Upon reasonable request from MTPC, Neurocrine shall forthwith and cooperate with MTPC or its designated analytical testing facility and provide MTPC or its designated analytical testing facility with technical assistance, with respect to Neurocrine Technology in order to enable MTPC to use such Neurocrine Technology to analyze the API and Drug Product. Neurocrine shall use commercially reasonable efforts to complete such technical transfer within […***…] after such request. MTPC shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by Neurocrine to conduct such activities under this Section 7.4, provided that items and costs of such activities shall be discussed and agreed upon in advance between the Parties.

7.5        Information on Manufacture. To the extent Neurocrine, itself or through any Affiliate or CMO, supplies API and Drug Product for Development and Commercialization under this Agreement, Neurocrine shall make available to MTPC all information, in its possession and Neurocrine has the legal right to transfer, related to the Manufacture of API and Drug Product to enable MTPC to maintain or obtain the Regulatory Approval in the MTPC Territory. Neurocrine shall use commercially reasonable efforts to require that CMO allow Neurocrine to provide MTPC access to and the right to use all Manufacturing information, in CMO’s possession, to the extent that such information is reasonably useful for Development or Commercialization of Compounds and Products in the Field for the MTPC Territory, including preparation and filing of MAAs for a Product with the applicable Regulatory Authorities in the MTPC Territory, in accordance with this Agreement. MTPC shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by Neurocrine to conduct such

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activities under this Section 7.5, provided that items and costs of such activities shall be discussed and agreed upon in advance between the Parties.

8.	FEES AND PAYMENTS

8.1        Upfront Payment. MTPC shall make a one-time payment to Neurocrine of thirty million U.S. dollars ($30,000,000) within thirty (30) days after the Effective Date. Such amount shall be subject to twenty percent (20.42%) withholding by MTPC (i.e., MTPC may withhold $6,126,000 and make a net payment to Neurocrine of $23,874,000), unless prior to such thirty (30) day period MTPC has received from Neurocrine the documents necessary or useful for avoiding withholding taxes (“Tax Withholding Avoidance Documents”). If MTPC so withholds, then MTPC will reasonably assist Neurocrine in obtaining a refund of the withheld amounts from the applicable Japanese tax authorities upon the receipt from Neurocrine of the Tax Withholding Avoidance Documents at a subsequent date. The examples of the Tax Withholding Avoidance Documents between Japan and United States in 2009 are: Form #3 (Application form for income tax convention), Form #17 (Application for enjoying income tax benefit), and Form #6166 (to be issued by Department of the Treasury, IRS, USA). Notwithstanding the foregoing, in the event that Neurocrine will fail to provide the Tax Withholding Avoidance Documents prior to such thirty (30) days period, the Parties may agree to extend the due date of upfront payment until Neurocrine will provide such Tax Withholding Avoidance Documents to MTPC.

8.2        Milestone Payments.

(a)        Regulatory and Commercialization Milestone Payments.

(i) Neurocrine shall notify MTPC of the first achievement of each Milestone Event below (whether by Neurocrine or its Affiliate or a Neurocrine Collaborator). Within thirty (30) days after each such notice, MTPC shall pay to Neurocrine the non-refundable, non-creditable Milestone Payment corresponding to such Milestone Event as shown below.

Regulatory and Commercialization Milestone Events	Milestone Payments (in U.S. Dollars)
[...***...]	$[...***...]
[...***...]	$[...***...]

Or	Or

[...***...]

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[...***...]
i) $[...***...]

and

ii) $[...***...]

(ii) Within thirty (30) days after the first achievement of each Milestone Event below (whether by MTPC or any of its Affiliates or Sublicensees), MTPC shall pay to Neurocrine the non-refundable, non-creditable Milestone Payment corresponding to such Milestone Event as shown below.

Regulatory and Commercialization Milestone Events	Milestone Payments (in U.S. Dollars)
[...***...]	$[...***...]

[...***...]	$[...***...]

[...***...]	$[...***...]

[...***...]	$[...***...]

Notwithstanding the foregoing, in case the daily drug price of the Product determined by Regulatory Authority is lower than […***…], then the Milestone Payment of $[…***…] on […***…] is to be a credit against the royalties payable to Neurocrine pursuant to the Section 8.3.

(iii) For clarity, the Milestone Payments set forth in this Section 8.2(a) shall be payable only once, upon the first achievement of the applicable Milestone Event for any Compound or Product. The maximum total amount payable under this Section 8.2(a) is […***…].

(b)      Annual Net Sales Milestones.

(i) Within thirty (30) days after the end of each Calendar Quarter in which aggregate annual Net Sales of all Products in the Field in the MTPC Territory first reach any threshold indicated in the Milestone Events listed below, MTPC shall pay to Neurocrine the corresponding non-refundable, non-creditable Milestone Payment set forth below:

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Annual Net Sales Milestone Events	Milestone Payments
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]

    (ii)      For clarity, the annual Net Sales Milestone Payments set forth in this Section 8.2(b) shall be payable only once, upon the first achievement of the applicable Milestone Event and shall be additive so that if all three (3) Milestone Events set forth in Section 8.2(b)(i) are achieved in the same Calendar Year, MTPC shall pay to Neurocrine all three (3) Milestone Payments. The maximum total amount payable under this Section 8.2(b) is […***…].

8.3           Royalty Payments.

(a)    Royalty Rate. Subject to the terms and conditions of this Agreement, MTPC shall pay Neurocrine the royalties as set forth below on aggregate annual Net Sales of Products in each country in the MTPC Territory during the Royalty Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of aggregate Net Sales of Products in such country in such Calendar Year.

Aggregate Annual Net Sales of Products of MTPC Territory (Tier)	Royalty Rate
Annual Net Sales up to [...***...]	[...***...]%
For a portion of Annual Net Sales in excess of [...***...]	[...***...]%
For the portion of Annual Net Sales in excess of [...***...]	[...***...]%

(b)    Royalty Term. Royalties shall be paid on a Product-by-Product and country-by-country basis in the MTPC Territory from the First Commercial Sale of such Product in such country until the latest of (i) expiration of the last-to-expire Valid Claim of the Neurocrine Patents and Joint Patents covering the composition, method of manufacture or method of use in the Field of such Product in such country; or (ii) [...***...] after the First Commercial Sale of such Product in such country (the “Royalty Term”). Notwithstanding any other provision in this Agreement, (1) the royalty rates provided in Section 8.3(a) for such Product shall be reduced in such country by […***…] during the Royalty Term after expiration of the last-to-expire Valid Claim of the Neurocrine Patents and the only Valid Claim still existing is a Valid Claim in a

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Joint Patent and/or a Valid Claim containing only Joint Compound Improvement Inventions until the expiration of the last-to-expire Valid Claim of the Joint Patents and/or the expiration of the last-to-expire Valid Claim containing only Joint Compound Improvement Inventions and (2) no royalty shall be paid on any Valid Claim in a Neurocrine Patent if such Valid Claim contains only MTPC Compound Improvement Inventions.

(c)      Generic Competition. If one or more Generic Products to a Product is launched in any country in the MTPC Territory during the Royalty Term for such Product in such country, […***…], the royalty rates provided in Section 8.3(a) for such Product shall be reduced in such country by […***…] for the Calendar Quarter in which the applicable decline occurs and for all future Calendar Quarters, unless and until such Generic Products are no longer sold or the […***…] increase above the threshold value described above.

(d)      Deduction for Third Party Settlements. MTPC shall be responsible for all payments owed to any Third Party in connection with any settlement it enters under Section 10.5. On a Product-by-Product and country-by-country basis, MTPC may deduct […***…] of royalty payments actually paid to such Third Party under such settlement agreement from any royalty payments owed to Neurocrine under this Section 8.3, provided that in no event shall the deductions under this Section 8.3(d) and Section 8.3(c) reduce royalties in any Calendar Quarter with respect to such Product in such country to less than […***…] of the amount that would otherwise be due to Neurocrine.

9.	PAYMENT; RECORDS; AUDITS

9.1          Payment; Reports.    Royalty payments due by MTPC to Neurocrine under Section 8.3 shall be calculated and reported for each Calendar Quarter. The final report for each Calendar Quarter setting forth, on a country-by-country basis, Net Sales of Products by MTPC and its Affiliates and Sublicensees in the MTPC Territory in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, for each country, the number of Products sold, the gross sales and Net Sales of Products, including the deductions from gross sales to arrive at Net Sales, the royalties payable, the method used to calculate the royalties, the exchange rates used and any adjustments to royalties in accordance with Section 8.3, shall be provided to Neurocrine within […***…] after the end of each Calendar Quarter. All royalty payments due under Section 8.3 shall be paid from MTPC’s Japan offices within […***…] after the end of each Calendar Quarter

9.2          Exchange Rate; Manner and Place of Payment.    All references to dollars and “$” herein shall refer to U.S. dollars. All references to yen and “¥” herein shall refer to the Japanese yen. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any currency other than U.S. dollars is required, such conversion shall be at an exchange rate equal to the average of the daily rates of exchange for the currency of the country from which such payments are payable to the U.S. dollar as published by The Wall Street Journal, Western U.S. Edition, during the Calendar Quarter in which the applicable sales were

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made. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Neurocrine, unless otherwise specified in writing by Neurocrine.

9.3           Taxes.

(a)      Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and in compliance with Applicable Laws, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use reasonable efforts to cooperate and coordinate with each other to achieve such objective. As such, MTPC shall not change the country from which its payments to Neurocrine originate without the prior written consent of Neurocrine.

(b)      Payment of Tax. Neurocrine will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by MTPC from any payment made to Neurocrine under this Agreement, Neurocrine will provide the Tax Withholding Avoidance Documents to MTPC prior to such payment to Neurocrine for avoiding withholding taxes. In case the Tax Withholding Avoidance Documents are not available to MTPC at the due date of such payments to Neurocrine, MTPC will (i) deduct such taxes from the payment made to Neurocrine, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to Neurocrine and certify its receipt by the taxing authority within […***…] following such payment. For purposes of this Section 9.3, each Party agrees to provide the other with reasonably requested assistance to enable the due deduction by MTPC and appropriate recovery by Neurocrine, which assistance includes provision of any tax forms and other information that may be reasonably necessary in order for MTPC not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral tax treaty, as the same may be amended from time to time. Notwithstanding the foregoing, in case the Tax Withholding Avoidance Documents are not available to MTPC at the due date of such payments to Neurocrine, the Parties may agree to extend the due date of upfront payment until Neurocrine will provide such Tax Withholding Avoidance Documents to MTPC.

9.4           Records; Audit. MTPC shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Neurocrine to confirm the accuracy of royalty payments due hereunder. Such records shall be kept for such period of time required by Applicable Laws, but no less than […***…] following the end of the Calendar Quarter to which they pertain. Neurocrine shall have the right to cause an independent, international, certified public accounting firm reasonably acceptable to MTPC to audit such records to confirm Net Sales, royalties and other payments for a period covering not more than […***…] following the Calendar Quarter to which they pertain. Such audits may be exercised during normal business hours upon reasonable prior written notice to MTPC. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Neurocrine shall bear the full cost of such audit unless such audit discloses an underpayment by MTPC of more than […***…] of the amount of royalties or other payments due under this Agreement for any applicable Calendar Quarter, in which case, MTPC shall bear the cost of such audit and shall promptly remit to Neurocrine the amount of any underpayment. Any overpayment by MTPC revealed by an audit shall be credited

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against future payment owed by MTPC to Neurocrine (and if no further payments are due, shall be refunded by Neurocrine at the request of MTPC).

9.5           Late Payments. In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the rate of […***…] per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

10.	INTELLECTUAL PROPERTY

10.1         Ownership.

(a)        Data. All Data generated in connection with any Development, regulatory, manufacturing or commercial activities with respect to any Compound or Product conducted by or on behalf of MTPC or its Affiliates or Sublicensees (the “MTPC Data”) shall be the sole and exclusive property of MTPC or its Affiliates or Sublicensees, as applicable; provided, however, MTPC assigns and shall assign, all Data related to MTPC Compound Improvement Inventions and Joint Compound Improvement Inventions to Neurocrine upon Neurocrine’s request. All Data generated in connection with any Development, regulatory, manufacturing or commercial activities with respect to any Compound or Product conducted by or on behalf of Neurocrine and its Affiliates and Neurocrine Collaborators (the “Neurocrine Data”) shall be the sole and exclusive property of Neurocrine or its Affiliates or Neurocrine Collaborators, as applicable.

(b)        Inventions. Inventorship of any Inventions will be determined in accordance with the standards of inventorship and conception under U.S. patent laws. The Parties will work together to resolve any issues regarding inventorship or ownership of Inventions. Ownership of Inventions will be allocated as follows:

    (i)    Neurocrine will solely own all Inventions, and Patents claiming such Inventions, that relate to the composition, manufacture or use of any Compound, or any improvement of any such composition, manufacture or use (each, a “Compound Invention”), including all Joint Compound Improvement Inventions and all MTPC Compound Improvement Inventions. All Compound Inventions will be included in the Neurocrine Know-How, and Patents claiming such Compound Inventions, Joint Compound Improvement Inventions or MTPC Compound Improvement Inventions will be included in the Neurocrine Patents. MTPC assigns, and shall assign, all of its rights in all Joint Compound Improvement Inventions and all MTPC Compound Improvement Inventions to Neurocrine and all of its rights in Patents claiming all Joint Compound Improvement Inventions and all MTPC Compound Improvement Inventions.

    (ii)    Inventions discovered, made, conceived, or conceived and reduced to practice solely by one (1) or more employees or contractors of Neurocrine or its Affiliates, and Patents claiming such Inventions, after the Effective Date and during the Term of this Agreement, shall be solely owned by Neurocrine, and Inventions, other than Compound Inventions, Joint Compound Improvement Inventions or MTPC Compound Improvement Inventions, discovered, made, conceived, or conceived and reduced to practice solely by one

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(1) or more employees or contractors of MTPC or its Affiliates, and Patents claiming such Inventions, after the Effective Date and during the Term of this Agreement, shall be solely owned by MTPC.

    (iii)    Joint Inventions and Joint Patents (which for clarity exclude Compound Inventions, Joint Compound Improvement Inventions or MTPC Compound Improvement Inventions and Patents claiming Compound Inventions, Joint Compound Improvement Inventions or MTPC Compound Improvement Inventions) shall be jointly owned by Neurocrine and MTPC. Subject to the rights and licenses granted under this Agreement, each Party shall have the right to use, and to grant licenses to use, any Joint Invention and Joint Patents in its own Territory (MTPC in the MTPC Territory and Neurocrine outside of the MTPC Territory) without the other Party’s consent, without a duty to account to the other Party for such use or license, provided however, that each Party shall notify the other Party in writing on such license granted to the Third Party, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting.

10.2         Patent Prosecution and Maintenance.

(a)        Neurocrine Patents.

    (i)    Subject to this Section 10.2(a), Neurocrine shall have the sole right, but not the obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and re-examinations) and maintenance of all Neurocrine Patents, by counsel of its own choice. […***…]. Neurocrine shall keep MTPC reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Neurocrine Patents, including content, timing and jurisdiction of the filing of such Neurocrine Patents, and shall consult with, and consider in good faith the requests and suggestions of, MTPC with respect to strategies for filing and prosecuting Neurocrine Patents.

    (ii)    In the event that Neurocrine desires to abandon or cease prosecution or maintenance of any Neurocrine Patent, Neurocrine shall provide reasonable prior written notice to MTPC of such intention to abandon (which notice shall, to the extent possible, be given no later than […***…] prior to the next deadline for any action that must be taken with respect to any such Neurocrine Patent in the relevant patent office). In such case, upon MTPC’s written election provided no later than […***…] after such notice from Neurocrine, MTPC shall have the right to assume prosecution and maintenance of such Neurocrine Patent at MTPC’s expense. In such case, MTPC shall keep Neurocrine reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Neurocrine Patents, including content, timing and jurisdiction of the filing of such Neurocrine Patents. If MTPC does not provide such election within […***…] after such notice from Neurocrine, Neurocrine may, in its sole discretion, continue prosecution and maintenance of such Neurocrine Patent or discontinue prosecution and maintenance of such Neurocrine Patent.

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(b)        MTPC Patents.

    (i)    Subject to this Section 10.2(b), MTPC shall have the sole right, but not the obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and re-examinations) and maintenance of all MTPC Patents worldwide, at its sole cost and expense and by counsel of its own choice. MTPC shall keep Neurocrine reasonably informed of the status of filing, prosecution and maintenance of the MTPC Patents, and shall consult with, and consider in good faith the requests and suggestions of, Neurocrine with respect to strategies for filing and prosecuting MTPC Patents.

    (ii)    In the event that MTPC desires to abandon or cease prosecution or maintenance of any MTPC Patent, MTPC shall provide reasonable prior written notice to Neurocrine of such intention to abandon (which notice shall, to the extent possible, be given no later than […***…] prior to the next deadline for any action that must be taken with respect to any such MTPC Patent in the relevant patent office). In such case, upon Neurocrine’s written election provided no later than […***…] after such notice from MTPC, Neurocrine shall have the right to assume prosecution and maintenance of such MTPC Patent at Neurocrine’s expense. If Neurocrine does not provide such election within […***…] after such notice from MTPC, MTPC may, in its sole discretion, continue prosecution and maintenance of such MTPC Patent or discontinue prosecution and maintenance of such MTPC Patent.

(c)        Joint Patents.

    (i)    Neurocrine shall have the first right, but not the obligation, to prepare, file, prosecute (including any interferences, reissue proceedings and re-examinations) and maintain Joint Patents using a patent counsel selected by Neurocrine and reasonably acceptable to MTPC. MTPC shall reimburse Neurocrine for all external patent fees and costs incurred with respect to the preparation, filing, prosecution and maintenance of Joint Patents in the MTPC Territory within […***…] from the date of invoice for such costs and expenses provided by Neurocrine. In the event that MTPC does not reimburse Neurocrine for such external patent fees and costs for any Joint Patent in the MTPC or notifies Neurocrine in writing that it elects to cease reimbursing Neurocrine for such external patent fees and costs for any Joint Patent in the MTPC Territory, MTPC shall execute such documents and perform such acts, at MTPC’s expense, as may be reasonably necessary to effect an assignment of MTPC’s entire right, title, and interest in and to such Joint Patent to Neurocrine, and such Patent shall cease to be either a Joint Patent or a Neurocrine Patent and shall no longer be subject to the licenses and other rights granted by Neurocrine to MTPC under this Agreement. Neurocrine shall agree to furnish MTPC with copies of all documents relevant to such preparation, filing, prosecution and maintenance with respect to such Joint Patent in sufficient time to allow for review by MTPC, to incorporate in good faith the comments of MTPC prior to taking any action to implement such decisions and to otherwise keep MTPC reasonably informed of the status of the preparation, filing, prosecution and maintenance of such Joint Patent in the MTPC Territory.

    (ii)    In the event that Neurocrine desires to abandon or cease prosecution or maintenance of any Joint Patent in the MTPC Territory (except in the event the Parties

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mutually decide to abandon or cease prosecution, maintenance or enforcement of such Joint Patent), Neurocrine shall provide reasonable prior written notice to MTPC of such intention to abandon (which notice shall, to the extent possible, be given no later than […***…] prior to the next deadline for any action that must be taken with respect to any such Joint Patent in the relevant patent office). In such case, MTPC may elect to continue prosecution or maintenance of any such Joint Patent in the MTPC Territory at its sole discretion and own expense, in which case, all rights in such Joint Patent in the MTPC Territory shall be assigned to MTPC. Neurocrine shall execute such documents and perform such acts, at its own expense, as may be reasonably necessary to effect an assignment of its entire right, title, and interest in and to such Joint Patent in the MTPC Territory to MTPC. Any such assignment shall be completed in a timely manner to allow MTPC to continue prosecution and maintenance of any such Joint Patent and any such Joint Patent so assigned and shall no longer be subject to the licenses and other rights granted by Neurocrine to MTPC under this Agreement.

10.3         Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patents under Section 10.2 and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and their equivalent with respect thereto respectively, at its own cost (except as expressly set forth otherwise in this Article 10). Such cooperation includes: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 10.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

10.4         Infringement by Third Parties.

(a)        Notice. In the event that either Neurocrine or MTPC becomes aware of any infringement or threatened infringement by a Third Party of any Neurocrine Patent, MTPC Patent or Joint Patent, or any declaratory judgment or equivalent action challenging any Neurocrine Patent, MTPC Patent or Joint Patent in connection with any such infringement, it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, filed by such Third Party.

(b)        Neurocrine Patents.

    (i)    Subject to this Section 10.4(b), Neurocrine shall have the first right, as between Neurocrine and MTPC, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge of any Neurocrine Patent, at its own expense and by counsel of its own choice. MTPC shall have the right, at its own expense, to be represented in any such action in the MTPC Territory by counsel of its own choice, and Neurocrine and its counsel will reasonably cooperate with MTPC and its counsel in strategizing, preparing and prosecuting any such action or proceeding in the MTPC Territory. If Neurocrine fails to bring an action or proceeding with respect to infringement of any Neurocrine Patent in the MTPC Territory within (A) […***…] following the

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notice of alleged infringement or declaratory judgment or (B) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, MTPC shall have the right, but not the obligation, to bring and control any such action in the MTPC Territory at its own expense and by counsel of its own choice, and Neurocrine shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

    (ii)    Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Neurocrine Patents shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding on a pro rata basis, and any remaining compensatory damages relating to Products (including lost sales or lost profits with respect to Products) shall be retained by the Party that brought and controlled such action or proceeding, and in the case that MTPC brought and controlled such action or proceeding, such remaining compensatory damages shall be deemed to be Net Sales subject to royalty payments to Neurocrine in accordance with the royalty provisions of Section 8.3, and any punitive damages shall be equally shared by the Parties.

(c)        MTPC Patents.

    (i)    MTPC shall have the sole right, as between Neurocrine and MTPC, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge of any MTPC Patent in the MTPC Territory, at its own expense and by counsel of its own choice, subject to this Section 10.4(c)(i). Any recovery or damages realized as a result of such action or proceeding by MTPC with respect to MTPC Patents in the MTPC Territory shall be used first to reimburse MTPC’s documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining compensatory, punitive, or other damages relating to Products (including lost sales or lost profits with respect to Products) shall be deemed to be Net Sales under Section 8.3(a) of this Agreement.

    (ii)    Subject to this Section 10.4(c)(ii), Neurocrine shall have the first right, as between Neurocrine and MTPC, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge of any MTPC Patent outside the MTPC Territory, at its own expense and by counsel of its own choice. MTPC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Neurocrine and its counsel will reasonably cooperate with MTPC and its counsel in strategizing, preparing and prosecuting any such action or proceeding. If Neurocrine fails to bring an action or proceeding with respect to infringement or challenge of any MTPC Patent outside the MTPC Territory within (A) […***…] following the notice of alleged infringement or (B) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, MTPC shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Neurocrine shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to MTPC Patents outside the MTPC Territory shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding on a pro rata basis, and any remaining compensatory

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damages relating to Products (including lost sales or lost profits with respect to Products) shall be retained by the Party that brought and controlled such action or proceeding, and any punitive damages shall be equally shared by the Parties.

(d)        Joint Patents.

    (i)    Subject to this Section 10.4(d)(i), MTPC shall have the first right, as between MTPC and Neurocrine, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge of any Joint Patent in the MTPC Territory, at its own expense and by counsel of its own choice, and Neurocrine shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If MTPC fails to bring an action or proceeding with respect to infringement or challenge of any Joint Patent within (A) […***…] following the notice of alleged infringement or (B) [...***...] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Neurocrine shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and MTPC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Joint Patents in the MTPC Territory shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding on a pro rata basis, and any remaining compensatory damages relating to Products (including lost sales or lost profits with respect to Products) shall be retained by the Party that brought and controlled such action or proceeding, and in the case that MTPC brought and controlled such action or proceeding, such remaining compensatory damages shall be deemed to be Net Sales subject to royalty payments to Neurocrine in accordance with the royalty provisions of Section 8.3, and any punitive damages shall be equally shared by the Parties.

    (ii)    Subject to this Section 10.4(d)(ii), Neurocrine shall have the first right, as between Neurocrine and MTPC, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge of any Joint Patent outside the MTPC Territory, at its own expense and by counsel of its own choice, and MTPC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Neurocrine fails to bring an action or proceeding with respect to infringement or challenge of any Joint Patent within (A) […***…] following the notice of alleged infringement or (B) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, MTPC shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and Neurocrine shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Joint Patents outside the MTPC Territory shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding on a pro rata basis, and any remaining compensatory damages relating to Products (including lost sales or lost profits with respect to Products) shall be retained by the Party that brought and controlled such action or proceeding, and any punitive damages shall be equally shared by the Parties.

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(e)        Cooperation. In the event a Party brings an action in accordance with this Section 10.4, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.

10.5         Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the manufacture, Development, importation, use, marketing or sale of any Compound or Product in the MTPC Territory infringes or may infringe the intellectual property rights of a Third Party (each an “Infringement Claim”). The notice shall set forth the facts of the Infringement Claim in reasonable detail. MTPC shall have the first right to control any defense of any such claim at its own expense and by counsel of its own choice, and Neurocrine shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If MTPC fails to defend against such action, or notifies Neurocrine that it does not intend to defend against such action, within (A) […***…] following the notice of alleged infringement or (B) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the response to such action, whichever comes first, Neurocrine shall have the right, but not the obligation, to defend any such action at its own expense and by counsel of its own choice, and MTPC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If MTPC enters into a settlement of any such action with the applicable Third Party, and such action relates to a claim that Neurocrine Technology infringes the intellectual property rights of such Third Party, that provides for royalty payments to such Third Party by MTPC, then MTPC shall have the right to credit […***…] of such payments against royalties payable to Neurocrine, as and to the extent set forth in Section 8.3. Notwithstanding the foregoing, any actions subject to Section 14.1 will be governed by Section 14.1 and not by this Section 10.5.

10.6         Consent for Settlement. Neither Party shall unilaterally enter into any settlement or compromise of any action or proceeding under this Article 10 that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.

10.7         Trademarks. MTPC shall own and be responsible for all trademarks, trade names, branding or logos related to Products in the Field in the MTPC Territory. Subject to consultation with Neurocrine through the JDC, MTPC shall be responsible for selecting, registering, prosecuting, defending, and maintaining all such marks at MTPC’s sole discretion, cost and expense.

10.8         Neurocrine Controlled Patents Outside the MTPC Territory. For clarity, Neurocrine reserves all rights to prepare, file, prosecute (including any interferences, reissue proceedings and re-examinations), maintain, defend and enforce all Patents owned or controlled by Neurocrine related to Compounds and Products outside the MTPC Territory (other than Joint Patents). In the event that Neurocrine becomes aware of any infringement or threatened infringement by a Third Party of any Neurocrine Patent outside the MTPC Territory, or any declaratory judgment or equivalent action challenging any Neurocrine Patent in connection with any such infringement outside the MTPC Territory, Neurocrine shall notify MTPC in writing to that effect.

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11.	REPRESENTATIONS AND WARRANTIES

11.1        Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it, and (d) it has the right to grant the licenses granted by it under this Agreement.

11.2         Mutual Covenants.

(a)    Employees, Consultants and Contractors.  Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform Development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign Inventions in a manner consistent with the provisions of this Agreement.

(b)    Debarment.   Each Party represents, warrants and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Compound or Product. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates or Neurocrine Collaborators or Sublicensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(c)    Compliance.   Each Party covenants as follows:

(i)      In the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws, rules and regulations.

(ii)       Such Party and its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including, without limitation, either Party (and each Party represents and warrants that as of the Effective Date, such Party, and to its knowledge, its and its Affiliates’ employees and contractors, have not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and each Party covenants that it and its Affiliates’ employees and contractors shall not, directly or indirectly, engage in any of the foregoing).

(iii)    Such Party and its Affiliates, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, shall not cause such other Party’s Indemnitees to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws, rules or regulations or otherwise cause any reputational harm to such other Party.

(iv)    Such Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws, rules or regulations in connection with the performance of this Agreement or the Development, manufacture or Commercialization of any Product.

(v)    In connection with the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with such Party’s own anti-corruption and anti-bribery policy, a copy of which has been provided to the other Party prior to the Effective Date.

(vi)    The other Party will have the right, upon reasonable prior written notice and during such Party’s regular business hours, to audit such Party’s books and records in the event that a suspected violation of any of the representations, warranties or covenants in this Section 11.2(c) needs to be investigated.

(vii)    In the event that such Party has violated or been suspected of violating any of the representations, warranties or covenants in this Section 11.2(c), such Party will cause its or its Affiliates’ personnel or others working under its direction or control to submit to periodic training that such Party will provide on anti-corruption law compliance.

(viii)    Such Party will, at the other Party’s request, annually certify to such other Party in writing such Party’s compliance, in connection with the performance of such Party’s obligations under this Agreement, with the representations, warranties or covenants in Section 11.2(c).

(ix)    Each Party shall have the right to suspend or terminate this Agreement in its entirety where there is a credible finding, after a reasonable investigation, that the other Party, in connection with performance of such other Party’s obligations under this Agreement, has violated the FCPA.

11.3        Additional Neurocrine Representations, Warranties and Covenants. Neurocrine represents, warrants and covenants, as applicable, to MTPC that, as of the Effective Date:

(a)    The Letter Agreement lists all Patents in the MTPC Territory as of the Effective Date that claim the composition of matter or use of NBI-98854;

(b)    Neurocrine has made available to MTPC for its review all information and documents related to Neurocrine Technology requested by MTPC and all Safety Data;

(c)    Neurocrine has not received any written notice from a Third Party that the Development of any Compound or Product conducted by Neurocrine prior to the Effective Date has infringed any Patents of any Third Party;

(d)    Neurocrine has not as of the Effective Date, and will not during the Term, grant any right to any Third Party under the Neurocrine Technology or Joint Patents that would conflict with the rights granted to MTPC hereunder;

(e)    no claim or action has been brought or, to Neurocrine’s knowledge, threatened in writing by any Third Party alleging that the Neurocrine Patents are invalid or unenforceable, and no Neurocrine Patent is the subject of any interference, opposition, cancellation or other protest proceeding;

(f)    to Neurocrine’s knowledge as of the Effective Date, the Development, manufacture, use, importation, offer for sale and sale of NBI-98854 in the Field in the MTPC Territory does not infringe the issued Patents of any Third Party or any patent applications, if issued in the same form when they were published, in the MTPC Territory; and

(g)    to Neurocrine’s knowledge, no Third Party is infringing or misappropriating or has infringed or misappropriated the Neurocrine Technology in the MTPC Territory.

11.4        Additional MTPC Representations, Warranties and Covenants.    MTPC represents, warrants and covenants to Neurocrine that, as of the Effective Date, MTPC has not granted, and will not grant during the Term, any right to any Third Party under the MTPC Technology that would conflict with the rights granted to Neurocrine hereunder. MTPC also represents and warrants to Neurocrine that it has reviewed all documents, data and other information provided from Neurocrine related to the Neurocrine Technology, and that it has had the opportunity to request any such information it requires.

11.5        Disclaimer.    Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH

PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the foregoing, (a) neither Party represents or warrants that any data obtained from conducting clinical trials in one country or jurisdiction will comply with the laws and regulations of any other country or jurisdiction, and (b) neither Party represents or warrants the success of any study or test conducted by pursuant to this Agreement or the safety or usefulness for any purpose of the technology it provides hereunder.

12.	INDEMNIFICATION

12.1    Indemnification by Neurocrine. Neurocrine hereby agrees to defend, indemnify and hold harmless MTPC, its Affiliates and Sublicensees and their respective directors, officers, employees and agents (each, an “MTPC Indemnitee”) from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any MTPC Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development, use, handling, storage, sale or other disposition of any Compound or Product by Neurocrine or its Affiliates or Neurocrine Collaborators (excluding any activities by or on behalf of MTPC or its Affiliates or Sublicensees), (b) the negligence or willful misconduct of any Neurocrine Indemnitee, or (c) the breach by Neurocrine of any warranty, representation, covenant or agreement made by Neurocrine in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of the negligence or willful misconduct of any MTPC Indemnitee or the breach by MTPC of any warranty, representation, covenant or agreement made by MTPC in this Agreement or the Supply Agreement.

12.2    Indemnification by MTPC. MTPC hereby agrees to defend, indemnify and hold harmless Neurocrine, its Affiliates and the Neurocrine Collaborators and their respective directors, officers, employees and agents (each, a “Neurocrine Indemnitee”) from and against any and all Losses to which any Neurocrine Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development, use, handling, storage, sale or other disposition of any Compound or Product by MTPC or its Affiliates or Sublicensees (excluding any activities by or on behalf of Neurocrine or its Affiliates or Neurocrine Collaborators), (b) the negligence or willful misconduct of any MTPC Indemnitee, or (c) the breach by MTPC of any warranty, representation, covenant or agreement made by MTPC in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of the negligence or willful misconduct of any Neurocrine Indemnitee or the breach by Neurocrine of any warranty, representation, covenant or agreement made by Neurocrine in this Agreement or the Supply Agreement.

12.3    Procedure.  A Party that intends to claim indemnification under this Article 12 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party claim, demand, action or other proceeding (each, a “Claim”) in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Article 12 shall not apply to amounts paid in settlement of any action with respect to a Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 12 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.

12.4    Insurance.   Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

12.5    Limitation of Liability.    EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 13 AND UNLESS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 12.5 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12.

13.	CONFIDENTIALITY

13.1    Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, […***…], the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party under to this Agreement, and both Parties shall keep confidential and, subject to Sections 13.2 and 13.3 and 13.5, shall not publish or otherwise disclose the terms of this Agreement. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other upon

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discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

13.2        Exceptions.   The obligations of confidentiality and restriction on use under Section 13.1 will not apply to any information that the receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.

13.3         Authorized Disclosure.   Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)      filing, prosecuting, or maintaining Patents as permitted by this Agreement;

(b)      regulatory filings for Products that such Party has a license or right to Develop hereunder in a given country or jurisdiction;

(c)      prosecuting or defending litigation as permitted by this Agreement;

(d)      complying with applicable court orders or governmental regulations; and

(e)      disclosure to its and its Affiliates’ employees, consultants, contractors and agents, to Neurocrine Collaborators (in the case of Neurocrine) and to Sublicensees (in the case of MTPC), in each case on a need-to-know basis in connection with the Development, manufacture and Commercialization of Compounds and Products in accordance with the terms of this Agreement and the Supply Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(f)      disclosure to potential and actual investors, acquirers, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 13.3(c) or (d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any information disclosed pursuant to Section 13.3(c) or (d) shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 13.

13.4        Publications. Each Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party regarding results of and other information regarding the other Party’s Development activities with respect to Products, whether by oral presentation, manuscript or abstract if, in the reasonable opinion of the submitting Party, may negatively affect Development and/or Commercialization of Products in the MTPC Territory (for Neurocrine publications) or outside the MTPC Territory (for MTPC publications), as the case may be. For the sake of clarity, any press release or other disclosures to the investment community by a Party shall follow the process set forth in Section 13.5 below, and not the process contained in this Section 13.4. Before any such material is submitted for publication or presentation of any such material is made, each Party shall deliver a complete copy to the other Party at least […***…] prior to submitting the material to a publisher or initiating any other disclosure. Each Party shall review any such material and give its comments to the other Party within […***…] of the receipt of such material. With respect to oral presentation materials and abstracts, each Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the other Party with appropriate comments, if any, but in no event later than […***…] from receipt. Each Party shall comply with the other Party’s request to delete references to its Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional […***…] for the purpose of preparing and filing appropriate patent applications.

13.5        Publicity; Public Disclosures. The Parties agree to issue an initial press release substantially in the form agreed to prior to the Effective Date, to issue it on or as promptly as practicable following, the Effective Date. It is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, to the extent practicable, provided that a Party may not unreasonably withhold, condition or delay consent to such releases, and that either Party may issue such press releases or make such disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws. In addition, following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

13.6        Prior Confidentiality Agreement. As of the Effective Date, the terms of this Article 13 shall supersede any prior non-disclosure, secrecy or confidentiality agreement

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between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

13.7        Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 13. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 13.

14.	TERM AND TERMINATION

14.1        Term.  This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 14 or by mutual written agreement of the Parties, shall continue until the expiration of the last Royalty Term in the MTPC Territory (the “Term”). Upon expiration (but not termination) of this Agreement, MTPC’s licenses under Section 2.1 will become perpetual, irrevocable, non-exclusive, fully paid-up and royalty free.

14.2         Termination for Cause.

(a)    Material Breach.  Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach within […***…] ([…***…] with respect to any payment breach) after notice of such breach from the non-breaching Party.

(b)    Bankruptcy.  Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within […***…] after the commencement thereof.

14.3        Termination for Patent Challenge. Neurocrine shall have the right to terminate this Agreement in its entirety upon written notice to MTPC if MTPC or any of its Affiliates or Sublicensees directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Neurocrine Patent.

14.4        Termination by MTPC.    MTPC shall have the right to terminate this Agreement at any time for any reason or for no reason upon […***…] written notice to Neurocrine.

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14.5      Effects of Termination for in Certain Situations.    Upon any termination of this Agreement by Neurocrine pursuant to Section 14.2, 14.3 or the termination of this Agreement by MTPC pursuant to 14.4, the following will apply:

(a)    Termination of Licenses and Other Rights. All licenses granted to MTPC will automatically terminate, all other rights and obligations of the Parties under this Agreement will terminate, and all sublicenses under the Neurocrine Technology granted from MTPC to any Sublicensee will automatically terminate, in each case on the effective date of termination; provided however, MTPC shall have a fully-paid, perpetual license to the MTPC Compound Improvement Inventions.

(b)    Assignments.   Neurocrine shall notify MTPC within […***…] after the effective date of termination whether it wishes to obtain the assignments set forth in Sections 14.5(b)(i)-(iii). All such assignments under Sections 14.5(b)(i)-(iii) will be without cost to Neurocrine.

(i)    Regulatory Filings.    As promptly as practicable (and in any event within […***…]) after such notice, MTPC shall: (A) to the extent not previously provided to Neurocrine, deliver to Neurocrine true, correct and complete copies of all Regulatory Filings (including Regulatory Approvals) for Products in the Field in the MTPC Territory, and provide to Neurocrine all MTPC Know-How not previously disclosed to Neurocrine; (B) and hereby does, effective upon such termination, transfer and assign, or cause to be transferred or assigned, to Neurocrine or its designee (or to the extent not so assignable, take all reasonable actions to make available to Neurocrine or its designee the benefits of) all Regulatory Filings (including Regulatory Approvals) for Products in the Field in the MTPC Territory, whether held in the name of MTPC or its Affiliate or Sublicensee; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 14.5(b)(i) to Neurocrine;

(ii)    MTPC Technology.   MTPC shall, and hereby does, effective upon such termination, assign to Neurocrine all of MTPC’s and its Affiliates’ right, title and interest in and to the MTPC Technology, and MTPC shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment, at Neurocrine’s cost; and

(iii)    Marks.   MTPC shall, and hereby does, effective on such termination, assign to Neurocrine all of MTPC’s and its Affiliates’ right, title and interest in and to any and all Product-specific trademarks used by MTPC and its Affiliates in the MTPC Territory, including all goodwill therein, and MTPC shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment, at Neurocrine’s cost;

(c)     Wind-Down.    MTPC shall, as directed by Neurocrine, either wind-down any ongoing Development activities of MTPC and its Affiliates and Sublicensees with respect to any Products in the Field in the MTPC Territory in an orderly fashion or promptly transfer such Development activities to Neurocrine or its designee, in compliance with all Applicable Laws;

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(d)     Transition Assistance.    MTPC shall, at no cost to Neurocrine, provide reasonable consultation and assistance for a period of no more than […***…] for the purpose of transferring or transitioning to Neurocrine all MTPC Know-How not already in Neurocrine’s possession and, at Neurocrine’s request, all then-existing commercial arrangements relating specifically to Compounds and Products that MTPC is able, using commercially reasonable efforts, to transfer or transition to Neurocrine, in each case, to the extent reasonably necessary or useful for Neurocrine to commence Developing, manufacturing, or Commercializing Products in the MTPC Territory. The foregoing shall include transferring, upon request of Neurocrine, any agreements with Third Party suppliers or vendors that specifically cover the supply or sale of Compounds or Products in the MTPC Territory. If any such contract between MTPC and a Third Party is not assignable to Neurocrine (whether by such contract’s terms or because such contract does not relate specifically to Compounds or Products) but is otherwise reasonably necessary or useful for Neurocrine to commence Developing, manufacturing, or Commercializing Products in the MTPC Territory, or if MTPC manufactures the Product itself (and thus there is no contract to assign), then MTPC shall reasonably cooperate with Neurocrine to negotiate for the continuation of services or supply from such entity, or MTPC shall supply such Compound or Product, as applicable, to Neurocrine for a reasonable period (not to exceed […***…]) until Neurocrine establishes an alternate, validated source of such services or supply of finished, packaged, labeled Product for the MTPC Territory. The cost to Neurocrine for such supply from MTPC shall be at MTPC’s cost.

(e)     Remaining Inventories.    MTPC shall promptly deliver, at no charge, to Neurocrine all of the inventory of Compounds and Products held by MTPC as of the date of termination (that are not committed to be supplied to any Third Party or Sublicensee, in the ordinary course of business, as of the date of termination) at a price equal to MTPC’s actual cost to acquire or manufacture such inventory.

14.6        Effects of Material Breach by Neurocrine.    If Neurocrine materially breaches this Agreement and has not cured such breach within […***…] after notice of such breach from MTPC (or, in the event the breach is not one that can be cured within […***…], has not implemented a plan to cure such breach within […***…]), MTPC shall have the right to seek the following remedies;

(a)     In the case that MTPC will exercise its right to terminate this Agreement pursuant to Section 14.2(a), Section 14.5 (a)-(d) will apply, provided that, Neurocrine shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by MTPC to conduct such activities under Section 14.5(b)-(e), notwithstanding anything to the contrary in Section 14.5(b)-(e).

(b)     In the case that MTPC will not exercise its right to terminate this Agreement pursuant to Section 14.2(a), this Agreement shall survive and remain in full force and effect except that MTPC may withhold any royalty payment obligations under Section 8.3 until such time as Neurocrine has cured such breach or implemented a plan to cure such breach, as the case may be.

***Confidential Treatment Requested

14.7      Confidential Information.    Upon termination of this Agreement in its entirety, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations. All MTPC Know-How assigned to Neurocrine after the termination of this Agreement as set forth in Section 14.5 and 14.6(a) will be deemed Neurocrine’s Confidential Information and no longer MTPC’s Confidential Information.

14.8      Survival.   Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Article 1, Section 4.5, Article 5, Sections 9.3, 9.4, 10.1, 10.2, 10.3, 10.6, 11.5, Articles 12 and 13, Sections 14.1, 14.5, 14.6, 14.7, 14.8, 14.9, 14.10, 14.11, Article 15, and Sections 16.1,16.2, 16.3, 16.4, 16.6, 16.7, 16.8, 16.9, and 16.10.

14.9      Exercise of Right to Terminate.   The use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto; provided, however, that termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

14.10      Damages; Relief.   Subject to Section 14.8, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

14.11      Rights in Bankruptcy.   All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

15.	DISPUTE RESOLUTION

15.1        Objective. The Parties recognize that disputes as to matters (i) arising under, or relating to, this Agreement or (ii) either Party’s rights and obligations hereunder may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any such dispute if and when it arises.

15.2        Resolution by Executive Officers. Except as otherwise provided in Article 3, if an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder arises, either Party may refer such dispute to the Executive Officers, who shall meet in person or by telephone within […***…] after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such […***…] period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 15.3.

15.3         Arbitration.

(a)    If the Parties do not resolve a dispute as provided in Section 15.2, and a Party wishes to pursue the matter, each such dispute that is not an Excluded Claim (defined below) shall be resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as then in effect (the “ICC Rules”), which ICC Rules are deemed to be incorporated by reference into this clause. The arbitration award rendered in any such arbitration will be final and not appealable and may be executed by any court of competent jurisdiction. If either Party intends to commence binding arbitration of such dispute, such Party will provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within […***…] after the receipt of such notice, the other Party may, by written notice to the Party initiating binding arbitration, add additional issues to be resolved.

(b)    The arbitration shall be conducted by a panel of three (3) arbitrators appointed in accordance with the ICC Rules, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any Sublicensee. The place of arbitration shall be Honolulu, Hawaii, and all proceedings and communications shall be in English.

(c)    It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than […***…] after selection of the arbitrators, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within […***…] from such meeting. Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

***Confidential Treatment Requested

(d)    Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other non-compensatory damages, except as may be permitted by Section 12.5. The arbitrators shall have the power to order that all or part of the legal or other costs incurred by a Party in connection with the arbitration be paid by the other Party. Each Party shall bear an equal share of the arbitrators’ and any administrative fees of arbitration.

(e)    Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(f)    As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (i) the validity, enforceability or infringement of a patent, trademark or copyright or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

16	GENERAL PROVISIONS

16.1      Governing Law.   This Agreement, and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles, with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

16.2      Entire Agreement; Modification.   This Agreement, together with the Letter Agreement and Supply Agreement, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

16.3      Relationship Between the Parties.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

16.4      Non-Waiver.   The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

16.5      Assignment.   Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a)     in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to Products to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise, provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring Party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder; or

(b)     to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 16.5 shall be null and void.

16.6      Severability.   If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

16.7      Notices.   Any notice to be given under this Agreement must be in writing and delivered either in person, by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, or (c) facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 16.7. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if air mailed, five (5) days after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries or (iv) if sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next business day.

If to MTPC, notices must be addressed to:

Mitsubishi Tanabe Pharma Corporation

3-2-10 Dosho-machi Chuo-ku

Osaka 541-8505

Japan

Attention:  General Manager,

                   Global Product Strategy Department

Facsimile: […***…]

with a copy to:

Mitsubishi Tanabe Pharma Corporation

3-2-10 Dosho-machi Chuo-ku

Osaka 541-8505

Japan

Attention: General Manager

                   Legal Affairs & Intellectual Property Department

Facsimile: […***…]

If to Neurocrine, notices must be addressed to:

Neurocrine Biosciences, Inc.

12780 El Camino Real

San Diego, CA 92130

USA

Attention: Chief Executive Officer

Facsimile: […***…]

with a copy to:

Neurocrine Biosciences, Inc.

12780 El Camino Real

San Diego, CA 92130

USA

Attention: Chief Legal Officer

Facsimile: […***…]

***Confidential Treatment Requested

16.8      Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than failure to make payment when due) by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, pandemic flu, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within […***…] after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

16.9      Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

16.10      Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

[SIGNATURE PAGE FOLLOWS]

***Confidential Treatment Requested

IN WITNESS WHEREOF, the Parties hereto have caused this COLLABORATION AND LICENSE AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

NEUROCRINE BIOSCIENCES, INC.		MITSUBISHI TANABE PHARMA CORPORATION

By:	/s/ Kevin C. Gorman	By:	/s/ Masayuki Mitsuka

Name: Kevin C. Gorman, Ph.D.		Name: Masayuki Mitsuka, Ph.D.

Title: President & Chief Executive Officer		Title: President & Representative Director,

Chief Executive Officer

SIGNATURE PAGE TO COLLABORATION AND LICENSE AGREEMENT